Exhibit 10.43

NEW LEASE AGREEMENT

THIS NEW LEASE AGREEMENT dated, for reference purposes only, November 15, 2000, is entered into by and between BURLINGAME SHORE INVESTMENTS, a California general partnership (“Landlord”) and THE GYMBOREE CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

WHEREAS, on or about October 11, 1996, Landlord and Tenant entered into that certain “Office Lease” (the “Original Lease”) for certain Premises known and described as 770 Airport Boulevard, in the City of Burlingame, County of San Mateo, State of California (the “Premises”); and

WHEREAS the Original Lease provided for a term expiring on November 30, 1999; and

WHEREAS subsequently the Original Lease has been amended, and as amended, its term shall expire on November 30, 2000; and

WHEREAS, Tenant has vacated the Premises, and the parties hereto agree that the Original Lease expires, and shall be of no further force or effect, on November 30, 2000; and

WHEREAS, Tenant desires to lease the Premises under a new Lease and for a new Term commencing on December 1, 2000, on substantially similar terms as those expressed in the Original Lease;

NOW, THEREFORE, the parties have agreed to enter into this lease agreement (the “New Lease”) for the Premises, on the following terms and conditions:

NEW LEASE

1.   Letting. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, for the Term, and on the terms and conditions, as set forth herein.

2.   Premises. The Premises shall consist of the entire building known by the street address of 770 Airport Boulevard, in the City of Burlingame, consisting of approximately 25,578 rentable square feet, plus the surrounding parking and landscaped areas. The Premises are being let in their current “AS IS” condition without warranty of any kind.

3.   Term. The Term of the New Lease shall be for a period of six (6) years, which shall commence on December 1, 2000 (the “Commencement Date”), and which shall expire on November 30, 2006 (the “Expiration Date”).

4.   Initial Monthly Base Rent. The initial monthly Base Rent for the Premises, for each month during the first New Lease Year (12/1/00-11/30/01) shall be Eighty-three Thousand One Hundred Twenty-eight and 50/100 ($83,128.50) Dollars per month.

5.   Base Rent Adjustments. Beginning on the first anniversary of the New Lease Commencement Date and on each successive anniversary thereafter during the New Lease Term (each, an “Adjustment Date”), the Base Rent shall be increased with the CPI, with a minimum increase of three (3%) percent annually, and a maximum increase of five (5%) percent annually.

6.   Deferment and Recoupment of Rent. As an accommodation to Tenant, Landlord shall defer payment of the sum of Two Hundred Fifty Thousand and no/100 ($250,000.00) (the “Deferred Rent”) from the Base Rent due for the first twelve months of the New Lease Term, on the following terms and conditions:

(a) The Deferred Rent shall be deferred in twelve (12) equal monthly installments from the Base Rent otherwise due and owing from Tenant, thereby reducing Tenant’s monthly payments to the sum of Sixty-two Thousand Two Hundred Ninety Five ($62,295.00) Dollars per month, in each of the first twelve (12) months of the New Lease Term.

(b) Commencing on the first day of the 13th month of the New Lease Term, the Deferred Rent shall be repaid to Landlord in monthly installments of Ten Thousand ($10,000.00) Dollars from Tenant (in addition to the Base Rent which would otherwise be due from Tenant), due each and every month until the total amount of $250,000.00 in Deferred Rent has been wholly recouped. By way of example only, and not by way of limitation, in the event that the Base Rent Adjustment commencing at the beginning of the second lease year is 4%, then the Rent payable for months 13-24 shall be $96,453.64 per month, consisting of Base Rent (as adjusted) in the amount of $86,453.64. per month, plus repayment of Deferred Rent in the amount of $10,000 per month.

(c) All sums due and payable hereunder, including but not limited to Base Rent and Deferred Rent, shall be deemed to be “rent.”

7.   Base Rent Due Upon Execution. Base Rent for the period from 12/1/00 to 12/31/00, in the amount of $82,295.00, less Deferred Rent of $10,000.00, shall be due upon New Lease execution, for a net payment due from Tenant in the amount of $62,295.00.

8.   Security Deposit Due Upon Execution. Tenant shall deposit with Landlord upon execution the sum of Eighty-two Thousand Two Hundred Ninety-five and no/100 ($82,295.00) Dollars, as and for security for Tenant’s timely performance of each and every of its obligations hereunder.

9.   Option to Extend.

(a) Tenant shall have the option to extend the term hereof for one (1) additional six (6) year period (the “Option Term”) following the expiration of the initial term, by delivering to Landlord written notice of exercise of such option not later than November 30, 2005.

(b) The Base Rent for the Option Term shall be fixed at the commencement of the Option Term and shall be the fair market rental (“Fair Market Rental” as hereinafter defined) of the Premises at the commencement date of the Option Term. Under no circumstances shall the rent for the Option Term be less than the last month’s rent payable in the Initial Term.

(c) “Fair Market Rental” shall mean the rate being charged to similarly situated tenants for comparable space in similar buildings in, and in the immediate vicinity of the mid- Peninsula/Burlingame area, with similar amenities. Fair Market Rental as of the Adjustment Date shall be determined by Landlord with written notice (the “Notice of Option Term Rent”) given to Tenant not earlier than eight (8) months, and not later than (6) six months, before the commencement of the Option Term, subject to Tenant’s right to arbitration as hereinafter provided.

(d) If Tenant disputes the amount claimed by Landlord as Fair Market Rental, Tenant may require that Landlord submit the dispute to arbitration. Tenant shall notify Landlord of its demand for arbitration in writing within fifteen (15) days after service of the Notice of Option Term Rent. Tenant’s demand for arbitration shall include the designation by Tenant of its appointed arbitrator, who shall be a commercial real estate agent or broker with at least five (5) years full-time experience who is familiar with the Fair Market Rental of similar space in comparable buildings in the above-specified area.

(e) Within ten (10) days of receipt of Tenant’s demand for arbitration, Landlord shall designate in writing its appointed arbitrator, who shall be similarly qualified. Within ten (10) days thereafter, the two arbitrators shall select a third, neutral arbitrator, who shall be similarly qualified.

(f) Within thirty (30) days after the appointment of the neutral arbitrator, each party arbitrator shall simultaneously submit to the neutral arbitrator its proposed Fair Market Rental. The neutral arbitrator shall select the one proposal which most closely approximates the neutral arbitrator’s independent assessment of the Fair Market Rental of the Premises. The arbitrator’s authority is limited to selecting one of the parties’proposed Fair Market Rental figures, and s/he shall have no authority to set a compromise rental figure. The decision of the arbitrator shall be final and binding on the parties. Each party shall pay the costs and fees of its arbitrator, and shall share equally in the costs and fees of the neutral arbitrator.

(g) Failure on the part of Tenant to demand arbitration within fifteen (15) days following receipt of the Notice of Option Term Rent from Landlord shall bind Tenant to the Fair Market Rental as determined by Landlord. Should Tenant elect to arbitrate and should the arbitration not have been concluded prior to the Adjustment Date, Tenant shall pay the monthly rent to Landlord after the Adjustment Date, adjusted to reflect the Fair Market Rental as Landlord has so determined. If the amount of the Fair Market Rental as determined by arbitration is greater than or less than Landlord’s determination, then any adjustment required to adjust the amount previoulsy paid shall be made by the appropriate party within ten (10) days after such determination of Fair Market Rental.

10.   Additional Terms and Conditions. To the extent not contradicted hereby, the terms and conditions, and definitions of defined terms, of the Original Lease shall be incorporated herein as if set forth in full, and shall be the terms and conditions of the New Lease, with the following exceptions:

a.	The “Term” of the New Lease shall be as stated herein.

b.	There shall be no “early occupancy” under the New Lease, and Section 1 of the Addendum shall not be incorporated herein.

c.	The Base Rent under the New Lease shall be in the amount as set forth herein, and otherwise subject to the terms and conditions of the Original Lease.

d.	Tenant shall pay triple net charges as set forth in the Original Lease, in such sums as are currently incurred for insurance and taxes for the Premises.

e.	The Security Deposit shall be in the amount set forth herein, and otherwise subject to the terms and conditions of the Original Lease.

f.	There shall be no option rights other than as set forth in this New Lease, and no tenant improvement reimbursement under the New Lease and Exhibit B shall not be incorporated herein.

g.	There shall be no “Due Diligence” period following execution of the New Lease and Section 6 of the Original Lease shall not be incorporated herein.

h.	There shall be no brokerage commissions due or payable in connection with the New Lease and Section 24 of the Original Lease shall not be incorporated herein.

i.	There shall be no tenant improvements included in the New Lease and Exhibit C to the Original Lease shall not be incorporated herein.

j.	Exhibit D of the Original Lease shall not be incorporated herein.

k.	Any and all Amendments to the Original Lease shall not be incorporated herein.

IN WITNESS WHEREOF, the parties hereto have executed this New Lease on the dates immediately following their respective signatures below:

LANDLORD:	TENANT:
BURLINGAME SHORE INVESTMENTS, a	THE GYMBOREE CORPORATION, a
California General Partnership	Delaware Corporation

By /s/ Martin Lin	By /s/ L. H. Meyer
Martin Lin	L. H. Meyer
Its General Partner	CFO & Sr. Vice President
Dated: November 16, 2000
By /s/ Stuart G. Moldaw
Stuart G. Moldaw
CEO & Chairman
Dated: November 16, 2000